UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 19, 2019
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Nuverra Environmental Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6720 N. Scottsdale Road, Suite 190, Scottsdale, AZ 85253
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 903-7802
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	NES	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01. Regulation FD Disclosure.

From time to time, the Company considers various potential strategic alternatives. Recently, in the course of assessing various potential strategic transaction alternatives, the Company signed confidentiality letters with certain of its shareholders and provided them with information which included high-level forecasts for the fiscal quarter ending December 31, 2019 (“Q4 2019”), as follows:

•
In a September 2019 information package, the information therein included (i) a forecast of total revenues for Q4 2019 in a range of between $46.8 million and $36.9 million and (ii) a forecast of adjusted EBITDA for Q4 2019 in a range of between $6.3 million and $1.43 million; and

•
In a November 2019 information package, the information therein included (i) a forecast of total revenues for Q4 2019 in a range of between $43.1 million (base case) and $42.1 million and (ii) a forecast of adjusted EBITDA for Q4 2019 in range of between $4.1 million (base case) and $4.8 million.

The forecasted information referred to above was prepared in connection with the Company’s analysis of the strategic alternatives under consideration at that time based on information then available. The Company is providing the forecasts now so that all of its shareholders have access to the non-public forecasted information that previously was made available to certain of its shareholders on a confidential basis. The forecasts were not prepared with a view toward public disclosure, and the inclusion of the information in this Current Report should not be regarded as an indication that the Company considered, or now considers, such forecasts to be necessarily predictive of actual future results. The forecasts in the November 2019 information package were prepared based on conforming assumptions to establish a comparison of multiple industry participants, have no predictive reliability and the Company believes, based on actual, prevailing market conditions that the Company’s results for Q4 2019 may be less than the revenue and adjusted EBITDA amounts referenced in such forecast.

The inclusion of the forecasts in this Current Report should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance. The forecasts should not be relied on by shareholders as such or for any other purpose whatsoever. No one has made or makes any representation regarding the information included in the forecasts or the ultimate performance of the Company compared to the information included in the forecasts. Actual results could differ substantially from the forecasts. The forecasts do not take into account any circumstance or event occurring after the date the forecasts were prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of the Company’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. The Company does not intend to update or otherwise revise the forecasts, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, regulatory or industry conditions, even in the event that any or all of the assumptions underlying the forecasts are no longer appropriate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: December 19, 2019	By:	/s/ Joseph M. Crabb
	Name: Title:	Joseph M. Crabb Executive Vice President and Chief Legal Officer and Corporate Secretary